UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 15, 2016

Sage Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36544	27-4486580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 First Street Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 299-8380

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2016, Sage Therapeutics, Inc. (the “Company”) elected Geno Germano to the Board of Directors of the Company. Mr. Germano was elected as a Class I director, and will serve until the Company’s annual meeting of stockholders in 2018 or until his successor is duly elected and qualified or his earlier resignation or removal.

Mr. Germano is currently the President of Intrexon Corporation (NYSE: XON), having held that position since June 2016. Mr. Germano previously served as Group President, Global Innovative Pharma Business at Pfizer Inc. (NYSE: PFE), a global pharmaceutical corporation, from 2014 to February 2016, and as President and General Manager, Specialty Care and Oncology at Pfizer from 2009 through 2013. Prior to that, he held various senior leadership positions at Wyeth Pharmaceuticals (NYSE: AHP) and Johnson & Johnson (NYSE: JNJ). He is a member of the Group of Fifty (G50) and serves on the Board of the Biotechnology Innovation Organization, as well as on the Advisory Board of the Healthcare Businesswomen’s Association and as a Trustee of the Albany College of Pharmacy, where he received his B.S. in Pharmacy. Mr. Germano’s qualifications to sit on the Board of Directors of the Company include his extensive experience working for various pharmaceutical and biotechnology companies.

As a non-employee director, Mr. Germano will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation program. There are no arrangements or understandings between Mr. Germano and any other person pursuant to which Mr. Germano was selected as a director, and there are no transactions between Mr. Germano and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On July 19, 2016, the Company issued a press release announcing the election of Mr. Germano to the Board of Directors of the Company. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Sage Therapeutics, Inc. on July 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2016	SAGE THERAPEUTICS, INC.

	By:	/s/ Anne Marie Cook
Anne Marie Cook
Senior Vice President, General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press release issued by Sage Therapeutics, Inc. on July 19, 2016.